JONATHAN E. GAINES
                                                                  Vice President
                                                   and Associate General Counsel
                                                                  (212) 554-3169
[EQUITABLE LOGO -- 1995 VERSION]                              Fax:(212) 554-1266
                                                                  LAW DEPARTMENT


                                      February 14, 1995


The Equitable Life Assurance Society
       of the United States
787 Seventh Avenue
New York, New York 10019

Dear Sirs:

     This opinion is furnished in connection with the filing by The Equitable Life Assurance Society of the United States ("Equitable Life") of a Form S-3 Registration Statement of Equitable Life for the purpose of registering Market Value Adjustment Interests under Equitable Life's EQUI-VEST Series of Flexible Premium Annuity Contracts ("Interests") under the Securities Act of 1933. The Interests are purchased with contributions received under individual annuity contracts and certificates Equitable Life offers under a group annuity contract (collectively, the "Certificates"). As described in the prospectus included in the Registration Statement, the Certificates are designed to provide for retirement income benefits. The Certificates have been filed with the New York superintendent of insurance.

     I have examined such corporate records of Equitable Life and provisions of the New York insurance law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Life is a corporation duly organized and validly existing under the laws of State of New York.

2. The Certificates (including any Interests credited thereunder) will be duly authorized and when issued in accordance with applicable regulatory approvals will represent validly issued and binding obligations of Equitable Life.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours


                                                  /s/ Jonathan E. Gaines
                                                  ----------------------
                                                      Jonathan E. Gaines

23620/HFL_1
  THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                                    787 SEVENTH AVENUE, NEW YORK, NEW YORK 10019